EXHIBIT 10.1

SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is entered into effective as of July 16, 2020, by and between Assurant, Inc. (the “Company”) and Robyn Price Stonehill (the “Employee”).
WHEREAS, the Employee and the Company wish to terminate the employment relationship between them on the terms set forth in this Agreement and to agree to certain post employment covenants;
NOW, THEREFORE, in consideration of the mutual covenants, promises and representations in this Agreement and the General Release and Covenant Not to Sue in Exhibit A hereto, the parties hereto agree as follows:
1.Employment by the Company
a.Transition of Position. Effective as of July 15, 2020 (the “Transition Date”), the Employee transitioned out of her position as Chief Human Resources Officer of the Company, and such change in position will not be treated as a termination of employment. For the avoidance of doubt, the Employee shall continue in her position as an Executive Vice President of the Company at her current rate of pay following the Transition Date through the Termination Date (as defined below).
b.Termination of Employment. The Employee’s employment with the Company shall cease effective as of December 31, 2020 (the “Termination Date”) and in connection therewith the Employee shall execute a copy of the resignation notice attached as Exhibit B hereto. From and after the Termination Date, the Employee shall not hold any office or position with, nor maintain any other status as an employee or agent of, the Company or any subsidiary or affiliate of the Company. Effective on the Termination Date, all agreements between the Employee and the Company or any subsidiary or affiliate thereof are hereby terminated and shall be of no further force and effect; provided, however, that this sentence does not in any way limit and shall have no effect on any rights that the Employee may have, or on any obligations that the Company may have to the Employee, under the Company’s compensation and benefit plans (including, but not limited to, any qualified and nonqualified retirement plans and the Assurant, Inc. 2017 Long Term Equity Incentive Plan, as amended (the “ALTEIP”)) as provided in Section 4, below.
2.Severance Payments
The Company shall pay to the Employee, as severance pay in connection with the termination of employment, (x) an amount equal to one (1) times the Employee’s annual base salary, payable in equal monthly installments in accordance with the Company’s usual payroll practices over a period of twelve (12) months following the Termination Date and (y) the Employee’s 2020 annual bonus under the Assurant, Inc. Executive Short Term Incentive Plan (as amended and restated, the “ESTIP”), pro-rated as of the Termination Date, payable as soon as administratively feasible following the Determination Date (as defined in the ESTIP) (the “Severance Payment”). For the avoidance of doubt, any payments to the Employee pursuant to the ESTIP shall be based on eligible earnings through the Employee’s Termination Date and the level of performance achievement for purposes of determining the Employee’s ESTIP award shall be the same as that used for determining other executive officer’s awards under the ESTIP.

Such payments shall be subject to the Employee’s compliance with the Employee covenants set forth in Section 6 hereof and shall also be subject to applicable tax withholding requirements. The Severance Payment shall be in lieu of any other severance payments to which the Employee may be entitled under any severance or other plan, program or agreement of/with the Company or any subsidiary or affiliate thereof. For the avoidance of doubt, any breach or threatened breach of any of the Employee covenants set forth in Section 6 hereof shall, unless waived by an authorized officer of the Company, result in a cessation of the Severance Payment.
3.Equity Plan
The unvested portion of the equity awards granted to the Employee during her employment with the Company shall vest on a pro-rata basis consistent with the terms and conditions of their respective award agreements. For the avoidance of doubt, the level of performance achievement for purposes of determining the Employee’s Performance Share Unit (“PSU”) awards under the ALTEIP shall be the same as that used for determining other executive officer’s analogous PSU awards under the ALTEIP.
4.Employee Benefits
a.Retirement and Nonqualified Plans. The Employee shall be entitled to payment of her accrued benefits pursuant to the terms of the Assurant 401(k) Plan, the Assurant Executive 401(k) Plan, the Assurant Executive Pension Plan and the Assurant Pension Plan (the “Plans”).
b.COBRA Continuation. The Company shall pay the Employee an amount equal to, and at the same after tax cost to the Employee as, twelve (12) months of the Company’s 2021 employer contributions for the Employee’s health insurance coverage pursuant to the Company’s plans in which the Employee is enrolled on the Termination Date and may use toward any group medical, dental, vision and/or prescription drug plan benefits to which the Employee and/or the Employee’s eligible dependents would be entitled to under Section 4980B of the Internal Revenue Code (“COBRA”). Such payments under this Section 4.B shall be paid in equal monthly installments in accordance with the Company’s usual payroll practices over a period of twelve (12) months following the Termination Date and shall be subject to the Employee’s compliance with the Employee covenants set forth in Section 6 hereof.
c.Renewal of Membership. The Company shall, at its sole expense, renew the Employee’s membership with World 50 for an additional twelve (12) month period at any time prior to the date on which the Employee’s current World 50 membership is scheduled to expire; provided that the Company’s obligation with respect to such cost shall not, in any event, exceed $65,000.
d.Other Benefits. Except for the Company’s severance plan and as specifically provided herein, this Agreement shall have no effect on the rights of the Employee to payments or other benefits due to the Employee pursuant to the terms of any employee benefit plans of the Company in which the Employee participates. The Employee shall be entitled to receive such benefits and payments to which the Employee is entitled pursuant to the terms of such employee benefit plans. No portion of the Severance Payment shall be taken into account in determining the amount of any such employee benefit. Within fifteen (15) days after the Termination Date, the Company shall pay the Employee, through direct deposit, an amount equal to her accrued but unused paid time off pursuant to the Company’s policy.

5.Trading Restrictions
Effective immediately following the Termination Date, the Employee shall no longer be subject to the Company’s securities trading policies. The Employee is reminded, however, that trading on the basis of material non-public information, or providing such information to others so that they may trade, is a violation of the federal securities laws.
6.Employee Covenants
a.Confidential Information. The Employee shall not, (a) except as required by law or by order of a government agency or court of competent jurisdiction, disclose to any person, firm, corporation or other business entity any Confidential Information (as defined herein) proprietary to the Company concerning the business, finances, products, services, operations, clients, employees, affairs or prospects of the Company or any subsidiary or affiliate thereof, for any reason or purpose whatsoever, or (b) make use of any Confidential Information for personal purposes or for the benefit of any person, firm, corporation or other entity except the Company or any subsidiary or affiliate thereof. “Confidential Information” means information not generally known or available outside the Company and information entrusted to the Company in confidence by third parties. Confidential Information includes but is not limited to Company inventions, technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, processes, network agreements, provider or network discounts, contract terms, formulas, techniques, lists of or information relating to suppliers, intermediaries (including brokers and agents) and customers, prices, costs, coverages, employee compensation arrangements, pricing methodologies, cost data, market share data, marketing plans, licenses, strategic plans, internal annual or long-term plans, program information, business plans, financial forecasts, non-public financial data, budgets and all other non-public business information disclosed to the Employee by the Company or of which the Employee learned while in the employ of the Company.
Further, except as is necessary to obtain new employment or as required by law or by order of a government agency or court of competent jurisdiction, the Employee shall not disclose the reasons for or terms of her departure from the Company without the written consent of the Company and, unless and until this Agreement has been made public by filing with the Securities and Exchange Commission (the “SEC”), the Employee will not disclose the contents or substance of this Agreement or the Release (as defined in Section 8 hereof) to anyone except her immediate family or any tax, legal or other counsel she has consulted regarding the meaning or effect hereof or thereof, and she will instruct each of the foregoing not to disclose the same. Within ten (10) calendar days following the Termination Date, the Employee shall return to the Company any documents, records, files and other information (whether recorded or stored in paper or electronic form) and any property belonging or relating to the Company, its affiliates, customers, clients or employees. The Employee acknowledges that all such materials are, and will remain, the exclusive property of the Company, and the Employee may not retain originals or copies of such materials.
b.Non-Solicitation. For a period of twelve (12) months following the Termination Date (the “Restricted Period”), the Employee shall not, whether on her own behalf or on behalf of or in conjunction with any other person or entity, acting in any capacity whatsoever, directly or indirectly, disrupt or interfere with the business of the Company (i) by soliciting for employment any employee, independent contractor or other service provider who is employed by or providing services to the Company or any subsidiary or affiliate thereof as of the Termination Date or (ii) by persuading or influencing any such employee, independent contractor or other service provider to leave the employ or service, as applicable, of the Company or any subsidiary or affiliate thereof. Further, during the Restricted Period, the Employee shall not, whether on her own behalf or on behalf of or in conjunction with any other person or entity, acting in any capacity whatsoever, directly or indirectly, use any of the Company’s trade secrets to solicit for employment any employee, independent contractor or other service provider of the Company.
c.Non-Disparagement.
i.The Employee shall not publicly or privately disparage or denigrate the Company, its subsidiaries, affiliates, officers or directors in respect of their integrity, character, business practices, performance, skills, acumen, experience or success. The Employee shall be responsible for, and bear any and all liability with respect to, any breach of this Section 6.C(1) only if such breach is knowingly and willfully committed and involves a material public disparagement of the Company. Notwithstanding the foregoing, the Company shall not be entitled to terminate, rescind, repudiate or seek judicial invalidation of this Agreement or any of its provisions as a remedy for any breach or alleged breach of this Section 6.C.
ii.The Company shall not, and shall instruct its executive officers and directors not to, publicly or privately disparage or denigrate the Employee in respect of her integrity, character, performance, skills, acumen, experience or success. The Company shall be responsible for, and bear any and all liability with respect to, any breach of this Section 6.C(2) only if such breach is knowingly and willfully committed and involves a material public disparagement of the Employee.
d.Litigation Against the Company. The Employee shall not act as an expert witness, consultant or otherwise in any litigation against the Company, except as a fact witness if legally compelled to do so by subpoena or other writ or order of a court or government agency of competent jurisdiction.
e.Officer Questionnaire. Upon reasonable request by the Company, the Employee shall complete an officer questionnaire, the responses to which may be used to enable the Company to comply with its disclosure obligations with the SEC.
f.Employee Protections. The Employee has the right under federal law to certain protections for cooperating with or reporting legal violations to the SEC and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits the Employee from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and the Employee may do so without notifying the Company. Neither the Company nor any of its subsidiaries or affiliates may retaliate against the Employee for any of these activities, and nothing in this Agreement or otherwise requires the Employee to waive any monetary award or other payment that the Employee might become entitled to from the SEC or any other governmental entity or selfregulatory organization. Moreover, nothing in this Agreement or otherwise prohibits the Employee from notifying the Company that the Employee is going to make a report or disclosure to law enforcement.

Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if the Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.
g.All Prior Covenants Null and Void. As of the Termination Date, any covenants (other than those set forth in this Section 6) in favor of the Company by which the Employee may otherwise be bound and that are analogous to the Employee covenants set forth in this Section 6 shall be null and void and no longer enforceable under any circumstances.
7.Release from Search Consultant “Off Limits” Lists; Enforcement of Restrictions; Rights and Remedies
a.Release from “Off-Limits” Lists. From and after the date hereof, at the request of the Employee or any executive search firm, the Company shall communicate to such firm that (i) the Employee may be considered for existing or potential employment opportunities with respect to which such firm is engaged and (ii) subject to Section 6 hereof, such firm may work directly with the Employee in connection with such existing or potential employment opportunities.
b.Reasonableness. The Employee hereby acknowledges and agrees that: (i) the restrictions provided in this Agreement are reasonable in time and scope in light of the Company’s interest in protecting its business; and (ii) her ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.
c.Injunctive Relief. The Employee recognizes and agrees that should she fail to comply with the restrictions set forth herein, which restrictions are vital to the protection of the Company’s business, the Company will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, the Employee agrees that in the event of the breach or threatened breach by her of any of the terms and conditions of Sections 6.A or 6.B hereof, the Company shall be entitled to preliminary and permanent injunctive relief against her as may be awarded by a court having jurisdiction over the dispute in addition to, and not in lieu of, any other rights or remedies available to the Company at law or in equity.
d.Conditions to Company’s Obligation to Make Payments. The consideration for the Company’s promises under Sections 2 and 4 hereof are the Employee’s Release under Section 8 and Exhibit A hereof and each and every other promise that Employee makes herein.
8.Release of Claims
The parties shall execute the General Release and Covenant Not to Sue in the form attached hereto as Exhibit A (the “Release”). Notwithstanding anything contained herein to the contrary, the Company’s obligations to make the Severance Payment and the payments described in Sections 4.B and 4.C hereof are conditioned on the Employee’s (i) execution and delivery of the Release as of the date hereof, (ii) nonrevocation of the Release, (iii) execution, delivery and non-revocation of the affirmation of the Release set forth on Exhibit C hereto at the conclusion of the Transition Period and prior to her receipt of the Severance Payment and the payments described in Sections 4.B and 4.C hereof and (iv) compliance with the terms of the Release and the Employee covenants set forth in Section 6 hereof.
9.Notices
All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier or by facsimile transmission, or sent by express, registered or certified mail, postage prepaid, addressed as follows:
If to the Employee:
at her last known home address on file at Assurant or, following Assurant’s receipt of any change of address notice given by Employee, at the new address specified therein
If to the Company:
Jay Rosenblum
Chief Legal Officer
Assurant, Inc.
601 13th Street, NW
Suite 1010 North
Washington, DC 20005
Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.
10.Tax Matters
a.Withholding of Taxes.
All payments of the Severance Payment and other benefits required to be provided by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts relating to taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law, regulation or Company policy.
b.Section 409A of the Internal Revenue Code.
The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively, “Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by the Internal Revenue Service under Section 409A or any damages for failing to comply with Section 409A. For purposes of Section 409A, each payment in a series of installment payments under this Agreement shall be treated as a separate payment. If required pursuant to Section 409A, payment of certain amounts owed to the Employee within the six (6) month period following the Termination Date may be delayed until after such six-month period has elapsed.

11.Governing Law; Dispute Resolution
This Agreement shall be construed, interpreted and enforced in accordance with the laws the State of New York, without giving effect to the choice of law principles thereof.
The Company and the Employee have agreed to resolve any disputes that may arise through binding arbitration. Disputes subject to resolution through arbitration include, but are not limited to, those concerning employment with the Company, the termination of employment with the Company, compensation or benefits, and the violation of any applicable laws. For the avoidance of doubt, this requirement to arbitrate shall not apply to administrative, legislative, or judicial proceedings, but does apply to any lawsuit that a party may bring, including but not limited to any lawsuit related to any such proceeding. By agreeing to this requirement each of the parties acknowledged that she or it has waived her or its right to a jury trial. Arbitration shall be conducted pursuant to the rules of Judicial Arbitration and Mediation Services (“JAMS”) in effect at that time. The arbitrator shall be selected from a list of neutral arbitrators provided by JAMS in accordance with its rules and the arbitration shall occur no more than 45 miles from the place and in the same state where the Employee last worked for Assurant, unless each party to the arbitration agrees in writing otherwise. Arbitration shall be the exclusive means through which the Employee or the Company may seek relief in connection with a dispute and judgment upon the determination or award entered by the arbitrator may be entered in any state or federal court in the Borough of Manhattan, New York, New York. Subject to Section 6.F, the parties agree that the arbitration, including the existence of any arbitration, shall be kept confidential.
12.Waiver of Breach
No waiver of any provision of this Agreement shall have any force and effect unless it is in writing signed by the party giving the waiver. Any waiver or forbearance, express or implied, of any breach of this Agreement shall not be construed to be a continuing waiver or a consent to any other or subsequent breach on the part either of the Employee or of the Company.
13.Non-Assignment; Successors
Neither party hereto may assign her or its rights or delegate her or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company, and (ii) this Agreement shall inure to the benefit of the heirs, assigns or designees of the Employee to the extent of any payments due to them hereunder. In the event of any sale of all or substantially all of the Company’s assets or merger of the Company in which the Company is not the surviving entity, as used in this Agreement the term “Company” shall be deemed to refer to the surviving corporation, successor or assign of the Company.
14.Severability and Intent for a Court to Enforce Covenants to Maximum Extent
If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Agreement is held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or any portion thereof). If, and only if, a court finds that Section 6.B hereof is not enforceable to the full extent provided by its terms, the parties agree that such court may, and hereby memorialize their intention that such court shall, enforce such provisions to the full geographic and temporal extent that such court may find permissible under applicable law.
15.Entire Agreement
This Agreement, together with the General Release and Covenant Not to Sue the form of which is set forth as Exhibit A hereto, constitutes the entire agreement by and between the Company and the Employee with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings between the Employee and the Company with respect to such subject matter, whether written or oral, including the Change In Control Agreement dated July 1, 2018. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

EMPLOYEE

/s/ Robyn Price Stonehill
Robyn Price Stonehill

ASSURANT, INC.

By:	/s/ Alan Colberg
Alan Colberg
Chief Executive Officer and President

EXHIBIT A
GENERAL RELEASE AND COVENANT NOT TO SUE
THIS GENERAL RELEASE AND COVENANT NOT TO SUE (this “Release”) is entered into effective as of July 16, 2020, by and between Robyn Price Stonehill (the “Employee”) and Assurant, Inc. (the “Company”), pursuant to the terms of the Separation Agreement, dated as of July 16, 2020, by and between the Employee and the Company, to which this Release is attached (the “Separation Agreement”).
The Employee hereby releases and forever discharges, and covenants not to sue, the Company or its subsidiaries, affiliates, their directors, members, officers, employees, agents, stockholders, successors and assigns, both individually and in their official capacities, (together, the “Company Released Parties”) from, and with respect to, any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Employee ever had, now has or which her heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have by reason of or related to the Employee’s employment with, or termination of employment from, the Company and/or its subsidiaries and affiliates (collectively, the “Released Claims”).
By signing this Release, the Employee is providing a complete waiver of all claims against the Company Released Parties that may have arisen, whether known or unknown, up and until the effective date of this Release. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (the “ADEA”), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plans maintained by the Company Released Parties), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, and the California Labor, Government, and Business and Professions Codes, and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of the Employee’s employment and the cessation thereof.
The Employee further agrees, promises and covenants that, to the maximum extent permitted by law, neither she, nor any person, organization, or other entity acting on her behalf has or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Company Released Parties involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release. This Release shall not affect the Employee’s rights under the Separation Agreement or under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release and does not purport to limit any right the Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Release does, however, waive and release any right to recover damages under the ADEA or any other civil rights statute. This Release does not waive any right of the Employee to indemnification for claims made against her for authorized actions she engaged in as an Employee of Company under any indemnification obligation, including any applicable Directors and Officers Insurance policy. The Employee agrees that she has carefully read this Release and is signing it voluntarily.

It is understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that the Employee may revoke this Release within seven (7) calendar days from the date of execution hereof.
Notwithstanding the foregoing, this Release does not release claims that cannot be released as a matter of law, including any right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, by executing this Release, the Employee hereby waives the right to monetary recovery from the Company, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages, in any proceeding the Employee may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Employee’s behalf.
Notwithstanding anything to the contrary contained in this Release, nothing in this Release shall apply to, or release the Company from, any rights and claims of the Employee directly or indirectly arising from or under or related to any obligation or commitment of the Company under the Separation Agreement.
This Release shall be governed by and construed in accordance with the laws of the State of New York. If any provision in this Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision(s) had not been included.
•The Employee acknowledges that the Company has advised her that she should consult with an attorney of her choice prior to signing this Release and she has had sufficient time to consider the terms of this Release.
•The Employee acknowledges that the Company has advised her that she may consider this Release for up to twenty-one (21) calendar days after her receipt thereof to review it prior to signing. The Company and the Employee agree that any changes, whether or not material, made to the Agreement and this Release do not restart the twenty-one (21) calendar day review period, which will end on July 21, 2020 (the “Consideration Period”). The Employee acknowledges that she may choose to execute this Release before the end of the Consideration Period.
•The Employee fully understands that the terms of this Release contain a release of potentially valuable claims.
•The Employee acknowledges and agrees that she would not have received the Severance Payment (as defined in the Separation Agreement) but for her decision to sign the Separation Agreement and this Release and to thereafter honor their respective terms.

IN WITNESS WHEREOF, the parties have executed this Release effective as of the date first written above.

EMPLOYEE

/s/ Robyn Price Stonehill
Robyn Price Stonehill

ASSURANT, INC.

By:	/s/ Alan Colberg
Alan Colberg,
Chief Executive Officer and President

Exhibit B
Resignation Notice
Effective December 31, 2020, I hereby resign as Executive Vice President of Assurant, Inc. (the “Company”) and any and all other offices and titles, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and any other positions I may hold with the Company or any subsidiary of the Company. In connection with such resignation, I hereby relinquish all interests and authority that I hold or have ever held by virtue of holding any such position, whether actual, implied or apparent, in connection with any operating agreement, charter, bylaws, resolutions or consents or any other agreement or understanding, whether written or oral. This resignation shall be effective pursuant to the terms hereof, without the need for acceptance or further action by the Company.

/s/ Robyn Price Stonehill
Robyn Price Stonehill

7/16/2020
Date: July 16, 2020

Exhibit C
REAFFIRMATION PAGE
This page represents my reaffirmation (this “Reaffirmation”) of the commitments set forth in the General Release and Covenant Not to Sue (the “Release”) entered into effective as of July 16, 2020, by and between myself and Assurant, Inc. (the “Company”), pursuant to the terms of the Separation Agreement, dated as of July 16, 2020, by and between myself and the Company, to which this Reaffirmation is attached (the “Separation Agreement”), from the date I signed the Release through the date that I sign this Reaffirmation, and I hereby agree that the release of claims pursuant to the Release will be extended to cover any act, omission or occurrence occurring up to and including the date I sign this Reaffirmation.
I understand that this Reaffirmation is not effective until seven (7) calendar days after the execution of this Reaffirmation and that I may revoke this Reaffirmation within seven (7) calendar days from the date of execution hereof.
•I acknowledge that the Company has advised me that I should consult with an attorney of my choice prior to signing this Reaffirmation and I have had sufficient time to consider the terms of this Reaffirmation.
•I acknowledge that the Company has advised me that I may consider this Reaffirmation and the terms of the Release for up to twenty-one (21) calendar days after my receipt thereof (the “Consideration Period”) to review prior to signing. I acknowledge that I may choose to execute this Reaffirmation before the end of the Consideration Period.
•I fully understand that the terms of this Reaffirmation contain a release of potentially valuable claims.
•I acknowledge and agree that I would not have received the Severance Payment (as defined in the Separation Agreement) but for my decision to sign the Separation Agreement, the Release and this Reaffirmation and to thereafter honor their respective terms.
I ratify and reaffirm the commitments set forth in the Release:

Robyn Price Stonehill

Date: December 31, 2020